Exhibit 4.14

Fixed Asset Loan Contract

Contract Number: [To be filled]

Borrower:

Unified Social Credit Code: [To be filled]
Legal Representative/Person in Charge: [To be filled]
Address: [To be filled]
Postal Code: [To be filled]
Bank and Account Number: [To be filled]
Telephone: [To be filled]
Fax: [To be filled]

Lender: Bank of China Co., Ltd. [Branch to be filled]
Legal Representative/Person in Charge: [To be filled]
Address: [To be filled]
Postal Code: [To be filled]
Telephone: [To be filled]
Fax: [To be filled]

The Borrower and the Lender, through equal negotiation, have reached an agreement on the Lender providing a fixed asset loan to the Borrower and hereby enter into this contract.

Article 1: Loan Amount

Currency: RMB
Amount:

●	(In words): [To be filled]

●	(In figures): [To be filled]

Article 2: Loan Term

Term: 120 months, calculated from the actual withdrawal date. If the loan is withdrawn in installments, the term starts from the first actual withdrawal date.

The Borrower shall strictly adhere to the agreed withdrawal schedule. If the actual withdrawal date is later than the agreed date, the Borrower must still repay the loan according to the repayment schedule stipulated in this contract.

Article 3: Loan Purpose

Purpose: For the construction of the “Ningde Shengfeng Smart Logistics Center” project.

Without the Lender’s written consent, the Borrower shall not change the loan purpose, including but not limited to using the loan for stock or other securities investments, projects prohibited by laws, regulations, regulatory requirements, or national policies, unapproved projects, relending, purchasing financial products for arbitrage, illegally increasing local government hidden debt, or any projects or purposes prohibited from bank loan financing.

Article 4: Loan Interest Rate and Interest Settlement

The Lender shall inform the Borrower of the annualized interest rate under this contract through the attachment “Annualized Interest Rate Notification Letter.” If the annualized interest rate is calculated solely based on Clause 1 of this Article, the aforementioned notification letter shall not apply.

1.

Interest Rate

The interest rate (annualized, simple interest for RMB loans; for foreign currency loans, choose one: ☐ Simple Interest / ☐ Combined Simple and Compound Interest) shall adopt Option (2):

(1) Fixed Rate: Annual rate of [To be filled]%. The contract rate remains unchanged during the loan term.

☐ Source of fixed rate for RMB loans: Based on the most recent ☐ 1-year / ☐ 5-year+ (choose one) Loan Prime Rate (LPR) published by the National Interbank Funding Center as of the working day prior to the contract’s effective date, ☐ plus / ☐ minus (choose one) [To be filled] basis points.

☐ Source of fixed rate for foreign currency loans:

A. Benchmark rate applicable on the contract effective date (T day) plus [To be filled] basis points. The benchmark rate is the [Term] ☐ USD TERM SOFR / ☐ JPY TIBOR / ☐ EUR EURIBOR / ☐ [To be filled] rate from Bloomberg or Reuters, observed ☐ T-2 / ☐ T-3 working days prior. If negative, the benchmark rate is zero. Working days refer to the local working days of the benchmark rate administrator.

B. Benchmark rate applicable on the contract effective date (T day, or the nearest prior working day if T day is not a working day) plus [To be filled] basis points. The benchmark rate is the ☐ USD Overnight SOFR / ☐ GBP Overnight SONIA / ☐ JPY Overnight TONA / ☐ EUR Overnight ESTR / ☐ CHF Overnight SARON / ☐ [To be filled] rate from Bloomberg, observed T-5 working days prior. If negative, the benchmark rate is zero. Working days refer to the local working days of the benchmark rate administrator.

C. The most recent [Term] [Benchmark rate] from Reuters as of 9:00 a.m. Beijing time on the working day prior to the contract effective date, plus [To be filled] basis points. If negative, the benchmark rate is zero.

(2) Floating Rate: Starting from the actual withdrawal date (or the first withdrawal date for multiple withdrawals), the rate floats every 3 months with repricing on the first day of each floating period (i.e., the corresponding day of the start date in the repricing month, or the last day of the month if no corresponding day exists). For daily floating periods, repricing occurs daily.

For each withdrawal:

RMB Floating Rate:

A. Initial period (from withdrawal date to the end of the first floating period): Based on the most recent 5-year+ LPR published by the National Interbank Funding Center as of the working day prior to withdrawal, ☐ plus / ☐ minus 30 basis points.

B. On repricing day, repriced together with other withdrawals based on the most recent 5-year+ LPR as of the working day prior to repricing, ☐ plus / ☐ minus 30 basis points, as the applicable rate for that floating period.

☐ Foreign Currency Floating Rate: [Not applicable as per document]

2.

Interest Calculation

(1) For Clause 1(1) fixed rate and Clause 1(2) RMB floating rate:

Interest accrues from the actual withdrawal date, calculated based on the actual amount and days used.

Formula: Interest = Principal × Actual Days × Daily Rate

Daily rate basis: 360 days/year; Daily Rate = Annual Rate / 360

3.

Interest Settlement

The Borrower shall settle interest per Option (1):

(1) Quarterly, with the settlement date as the 20th of the last month of each quarter and payment date as the 21st.

If the final principal repayment date does not coincide with a payment date, it becomes the payment date, and all due interest must be settled.

4.

Penalty Interest

(1) For overdue or misused loans, penalty interest applies from the overdue or misuse date on the overdue or misused portion at the rates below until fully repaid. For loans both overdue and misused, the higher penalty rate applies.

(2) Unpaid interest (including penalties) incurs compound interest per the settlement method in Clause 3 at the penalty rates below.

(3) Penalty Rates:

RMB Loans:

☐ Floating Rate Loans:

A. Floating period aligns with Clause 1(2), repriced on the corresponding day of the overdue/misuse date in the repricing month (or the last day if no corresponding day).

B. Overdue penalty rate: Base rate per C below plus 50%; Misuse penalty rate: Base rate per C below plus 50%.

C. Initial period base rate: Actual rate at the time of overdue/misuse; subsequent periods repriced per Clause 1(2).

5.

Other

(1) “Interest rate” and “penalty rate” include VAT per applicable laws.

(2) If the floating rate benchmark changes significantly, it will follow effective market rules, and the Borrower shall cooperate if a supplemental agreement is required.

(3) “Pricing benchmark” and “benchmark rate” have the same meaning.

(4) Definitions of benchmark rates (e.g., TERM SOFR, TIBOR) are provided as per standard sources.

Article 5: Withdrawal Conditions

The Borrower must meet the following conditions for withdrawal:

1.	This contract and its attachments are effective.

2.	The Borrower has provided files, documents, seals, personnel lists, and signature samples related to this contract and completed relevant vouchers.

3.	The Borrower has opened required accounts as per the Lender’s instructions.

4.	At least 5 banking days before withdrawal, the Borrower submits a written withdrawal application and proof of loan purpose (e.g., project permits, shareholder commitments, usage proof), which must be true, legal, and valid.

5.	The Borrower has submitted board or authorized body resolutions and authorizations for signing and performing this contract.

6.	Capital funds proportional to the loan are fully in place, and project progress matches the invested amount.

7.	For large-scale or technically complex projects with staged payments, the Lender may require written confirmation of progress and quality from third-party supervisors, assessors, or inspectors.

8.	Guarantees required by the Lender are provided, effective, and legally approved/registered.

9.	Other conditions as per laws or agreement: [To be filled]. If these conditions are unmet, the Lender may refuse withdrawal, unless it agrees to disburse.

Article 6: Withdrawal Timing and Method

1.	The Borrower shall withdraw per Option (4):

(4) The Borrower applies for withdrawals based on project progress with Lender approval, fully withdrawing by [Year] [Month] [Day].

2.	The Lender may refuse withdrawals not made within the above timeframe.

3.	Loan Commitment Service: For the commitment period (from contract effectiveness to the agreed withdrawal date), the Lender offers a service for unwithdrawn amounts. By mutual agreement, no commitment fee is charged, with an estimated waived amount of RMB [To be filled].

Article 7: Loan Fund Payment

1.	Disbursement Account: Name: [To be filled] Account Number: [To be filled] Loan disbursement and payment shall occur through this account.

2.

Payment Method:

(1) Payment complies with laws, regulations, and this contract, confirmed in the withdrawal application. The Lender may adjust or stop payment if the method is deemed inappropriate.

(2) Lender-Delegated Payment: The Lender pays the Borrower’s transaction counterparty per the Borrower’s application and delegation.

A. Per CBIRC rules, payments exceeding 5% of total project investment ([Currency] [Amount]) or RMB 5 million must use this method. Payments below RMB 500,000 may use independent payment if risk is controllable.

B. Other agreed scenarios: [To be filled].

(3) Borrower-Independent Payment: The Lender disburses funds to the Borrower’s account for independent payment to the counterparty, except where delegated payment is required.

(4) Payment Changes: Post-application changes requiring delegated payment must be requested in writing with updated documents.

3.

Delegated Payment Requirements:

(1) The Borrower’s application must specify payment details (e.g., counterparty name, account, amount).

(2) The Borrower provides account details and proof of purpose, ensuring accuracy and completeness. The Lender is not liable for delays due to faulty documents.

(3) The Lender reviews and pays via the Borrower’s account if approved, rejecting or requiring corrections if documents are deficient. Refunds from counterparties allow the Lender to freeze funds, requiring resubmission.

(4) The Borrower shall not split payments to evade delegated payment.

Article 8: Repayment

1.

Unless otherwise agreed, the Borrower repays per Option (3):

(3) Starting from the third year after the first withdrawal: at least [Amount] repaid in Year 3, [Amount] in Year 4, [Amount] in Year 5, [Amount] in Year 6, [Amount] in Year 7, [Amount] in Year 8, [Amount] in Year 9, and full repayment by Year 10 (final date: [Month] [Day], 2033). If not fully withdrawn, annual amounts adjust proportionally. Repayments occur at least semi-annually.

Changes require a written request 7 banking days before maturity and mutual written confirmation.

2.	The Lender determines the repayment order for principal, interest, and enforcement costs if multiple obligations are overdue.

3.

Early repayment requires 15 banking days’ notice, applied to the latest maturities first. For combined simple/compound interest loans, accrued interest must be settled.

☐ The Lender may charge a penalty of [To be filled] on early repayment.

4.	Repayment per Option (2):

(2) The Borrower deposits sufficient funds 1 banking day before each due date into:

Name: [To be filled]

Account Number: [To be filled]

The Lender may deduct funds on due dates.

Article 9: Guarantee

1.	Guarantees:

o	Land use rights by [Provider], under Mortgage Contract No. [To be filled], with this contract as the principal contract.

o	Joint liability guarantees by [Provider], under Guarantee Contract No. [To be filled], and similarly for additional guarantors.

o	In-progress project mortgage added when conditions are met, under Mortgage Contract No. [To be filled].

2.	If events impair the Borrower’s or guarantor’s ability (e.g., financial decline, litigation, collateral loss), the Lender may require new or additional guarantees.

Article 10: Insurance

The Borrower shall insure project-related equipment, construction, transportation, and operational risks with an insurer agreed by the Lender, for an amount not less than the loan principal, with premiums borne by [To be filled]. The original policy must be delivered within [Days] of contract effectiveness. Insurance must not lapse before full repayment, or the Lender may renew it at the Borrower’s expense ([To be filled]). The Borrower notifies the Lender within 3 days of an insurance event and claims per policy terms, bearing losses from delays. Insurance proceeds prioritize loan repayment unless otherwise agreed.

Article 11: Invoice Issuance

1.	The Borrower may request a VAT invoice (☐ Special / ☐ Ordinary) after payment confirmation.

2.	Requests are made at the Lender’s designated institution.

3.	The payer, contract signatory, and invoice buyer must be the same entity; discrepancies are the Borrower’s risk.

4.	Lost invoices are not reissued.

5.	Discounts reduce invoice amounts accordingly.

6.	Free services do not receive invoices.

7.	The Borrower verifies invoice details and requests corrections promptly if errors occur.

Article 12: Declarations and Commitments

1.

Declarations:

(1) The Borrower is legally registered, capable of signing and performing this contract, with good credit if a new project entity.

(2) Signing and performing this contract is duly authorized and lawful.

(3) All provided documents are true, complete, and accurate.

(4) Transactions are lawful, with legitimate purposes and sources.

(5) No adverse events affecting credit or performance are concealed.

(6) The project complies with industrial, land, and environmental laws and capital requirements.

(7) The project meets environmental standards without significant energy/pollution risks.

(8) Other: [To be filled].

2.

Commitments:

(1) Provide financial reports and meet indicators: [To be filled].

(2) Use funds as agreed.

(3) Counter-guarantee agreements with guarantors do not impair Lender rights.

(4) Accept Lender supervision, including account monitoring and reporting within 15 days post-withdrawal and monthly.

(5) Obtain Lender consent for mergers, equity changes, or asset disposals; notify of significant changes (e.g., dissolution, litigation).

(6) Lender debts take precedence over shareholder loans, with no repayment to shareholders until cleared.

(7) No dividends until cleared.

(8) Guarantees not to exceed net assets; loan-formed assets not used for third-party guarantees without consent.

(9) No transfers to same-name/affiliate accounts without proof.

(10) Cooperate with due diligence and provide ownership/transaction details.

(11) ☐ Loan conditions not inferior to those offered to other institutions.

(12) ☐ Handle forex loan registration and approvals.

(13) ☐ Submit ESG risk reports and accept supervision.

(14) Other:

1.	Project permits are compliant and complete.

2.	Self-funded capital ≥ [Amount] (≥ [Percentage]%), with [Amount] invested first, and excess self-funding ([Amount]) proportional to loan; total financing ≤ [Amount].

3.	Open a supervised account with a formal agreement, ensuring income ≥ credit proportion for repayment.

4.	Major actions (e.g., new financing, dividends) require Lender consent; project assets not mortgaged elsewhere.

Article 13: Group Affiliate Transaction Disclosure

Option (2) applies:

2. The Borrower is a group client per the “Guidelines on Risk Management of Group Client Credit Business of Commercial Banks.” The Borrower reports affiliate transactions exceeding 10% of net assets, including relationships, nature, amounts, and pricing.

Article 14: Breach Events and Remedies

1.

Breach Events:

(1) Non-payment.

(2) Misuse or evasion of delegated payment.

(3) False declarations or broken commitments.

(4) Failure to provide new guarantees when required.

(5) Defaults under other contracts with the Lender or affiliates.

(6) Guarantor breaches.

(7) Business cessation or bankruptcy.

(8) Legal or administrative actions affecting performance.

(9) Key personnel issues affecting performance.

(10) Insufficient capital funding.

(11) Project delays.

(12) Significant project setbacks.

(13) Substandard project quality.

(14) Credit or financial decline breaching agreed indicators.

(15) Adverse findings in annual reviews.

(16) ☐ Energy-saving project failures or financial distress.

(17) Refusal of due diligence or illegal activities.

(18) Other breaches.

2.

Remedies:

(1) Demand correction.

(2) Adjust or terminate credit lines.

(3) Suspend or cancel withdrawals.

(4) Declare loans due early.

(5) Alter payment conditions or recover misused funds.

(6) Terminate contracts.

(7) Demand compensation for losses (e.g., legal fees).

(8) Deduct funds from Borrower accounts.

(9) Enforce guarantees.

(10) Other measures deemed necessary.

Article 15: Reservation of Rights

Non-exercise of rights or obligations does not constitute a waiver. Forbearance or delays do not affect rights or imply waivers.

Article 16: Amendment and Termination

Amendments require mutual written consent and form part of this contract. The contract remains effective until fully performed unless otherwise required by law or agreed. Invalid clauses do not affect others’ validity.

Article 17: Applicable Law and Dispute Resolution

Law: Laws of the People’s Republic of China.

Disputes are resolved by negotiation or Option (2):

2. Litigation: Filed at the court of the Lender’s or its exercising affiliate’s domicile, unless otherwise specified.

Article 18: Attachments

1.	Withdrawal Application (Format)

2.	Annualized Interest Rate Notification Letter (Format)

Article 19: Other Agreements

1.	No assignment of rights/obligations without Lender consent.

2.	The Lender may delegate rights/obligations to other Bank of China affiliates, which the Borrower acknowledges.

3.	The contract binds successors and assignees.

4.	Notices use the addresses herein; changes require 3 days’ prior notice, or prior service remains valid.

5.	Transactions are independent; affiliate relationships do not affect fairness.

6.	Titles are for reference only.

7.	The Lender may report or query credit information per regulations.

8.	Withdrawal/repayment dates shift to the next working day if on holidays.

9.	The Lender is not liable for termination or changes due to legal/regulatory shifts.

10.	The Borrower may consult or complain via the Lender’s contact number.

Article 20: Service Clause

1.

Notices use the following addresses:

Borrower: [Address], Postal Code: [To be filled], Contact: [To be filled], Phone: [To be filled]

☐ Agrees / ☐ Disagrees to electronic service: SMS: [To be filled], Fax: [To be filled], Email: [To be filled]

Lender: [Address], Postal Code: [To be filled], Contact: [To be filled], Phone: [To be filled]

☐ Agrees / ☐ Disagrees to electronic service: SMS: [To be filled], Fax: [To be filled], Email: [To be filled]

Changes require 3 days’ notice; electronic service equals other methods.

2.	Addresses apply to all notices and legal proceedings; inaccuracies or non-notification bear consequences on the providing party.

3.	This clause is independent of the contract’s overall validity.

Article 21: Effectiveness

This contract takes effect upon signing and sealing by the legal representatives or authorized signatories of both parties. It is executed in duplicate, with one copy each for the Borrower and Lender, both having equal legal effect.

Borrower: [Signature/Seal]
Authorized Signatory: [To be filled]
Date: December 7, 2023

Lender: Bank of China Co., Ltd. [Branch]
Authorized Signatory: [To be filled]
Date: December 7, 2023